Exhibit 99.1

On October 19, 2012, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Dividend

Dividend will be payable November 8, 2012

Columbus Grove, Ohio, October 19, 2012 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors approved a cash dividend of $0.05 per common share payable November 8, 2012 to shareholders of record at the close of business on October 31, 2012.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

United Bancshares, Inc. has approximately 3,446,305 common shares outstanding.

Contact:

Brian D. Young

President and CEO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830

(419) 659-2141

Email: info@theubank.com